Exhibit 4.18

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

ADDENDUM 16 TO THE LEASE AGREEMENT dated 06/30/1999 and 02/21/2001 AND ADDENDA

Expansion offices Mechelen Campus Tower – 7th floor

BETWEEN

Intervest Offices & Warehouses NV,  Public Regulated Realty Company (OGW), with its registered office in 2600 Berchem (Antwerp), Uitbreidingstraat 66, registered in the Register of Legal Entities (Antwerp) under number 0458.623.918, and in this matter represented by two members of the Executive Committee, i.e. Jean-Paul Sols BVBA, CEO, represented in this matter by its permanent representative, Mr. Jean-Paul Sols and Mrs. Inge Tas, CFO.

Hereinafter referred to as the “Lessor”,

AND

Galapagos NV, with its registered office in 2800 Mechelen, Generaal de Wittelaan L11 A3, registered in the Register of Legal Entities (Antwerp, division Mechelen) under number 0466.460.429, represented in this matter by Mr. Onno van de Stople, CEO and Mr. Bart Filius, CFO.

Hereinafter referred to as the “Lessee”,

Or jointly referred to as “Parties”.

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Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

First the following is established:

(A)        By private lease agreement of 06/30/1999, followed by the notary lease agreement of 02/21/2001 (hereinafter referred to as the “Base lease agreement”), and addendum 1 and 2 and the Lessee has taken into lease from the former owner, Innotech NV in Mechelen, 1,542m2 office spaces, plus 40 parking spaces, located in the Intercity Business Park in Mechelen-Noord, Generaal de Wittelaan L11 A3, lot 1, on the first floor, for a fixed term of 15 years, effective on 06/01/2000 and ending on 05/31/2015.

(B)        On 06/29/2001, Innotech NV merged with Perifund CVA, at which time the name was changed as well to Intervest Offices NV.

(C)        By agreement “Addendum 3” of 02/13/2004, the Lessee has additionally taken into lease in the same building 322m2 offices plus 7 parking spaces, effective on 12/01/2003 and ending on 05/31/2015.

(D)        By addendum 4 of 08/01/2005, the Lessor temporarily provided the Lessee with approx. 20m2 surface area in a larger warehouse located at Generaal De Wittelaan 9 in Mechelen.

(E)        By addendum 5 of 03/23/2006, the provision per addendum 4 was terminated prematurely and the Lessee has additionally taken into lease a warehouse of approx. 100m2 in the same building Generaal De Wittelaan L11 A3 in Mechelen, effective on 03/01/2006 and ending on 05/31/2015.

(F)        By addendum 6 of 02/06/2007, the Lessee has additionally taken into lease, in the same building, approx. 213m2 warehouse space, effective on 02/01/2007 and ending on 05/31/2015.

(G)       By addendum 7 of 01/31/2008, the Lessee has additionally taken into lease, in the same building, approx. 513m2 office space and sanitary facilities, approx. 116m2 reception area, approx. 27m2 storage, and 24 parking spaces, effective on 01/01/2008 and ending on 05/31/2015.

(H)       By addendum 8 of 07/14/2009, the Lessee has additionally taken into lease, in the same building, approx. 716m2 office space with private kitchen, effective on 07/01/2009 and ending on 05/31/2015.

(I)         By addendum 9 of 09/30/2011, the aforementioned lease agreements of 06/30/99 and 02/21/2001 and all addenda were renewed for a period of 9 years, from 06/01/2015 to 05/31/2024, and was additionally taken into lease 458m2 office space on the ground floor, and the lease for 716m2 office space plus kitchen was terminated prematurely.

(J)         By addendum 10 of 09/30/2012, the Lessee has taken the following additional spaces into lease, in the adjacent building located in Mechelen, Generaal De Wittelaan 21: 753m2 laboratory space on the 2nd floor, plus approx. 83m2 of the joint entry and hallways on the ground floor, plus 2 technical storage spaces of approx. 60m2, and approx. 760m2 laboratory space on the 1st floor, and 10 parking spaces.

(K)        By addendum 11 of 05/15/2012, the lease of the 30m2 storage space was terminated.

(L)        By addendum 12 of 08/08/2013, the Lessee has additionally taken into lease in the building located in Mechelen, Generaal De Wittelaan 11A: 398m2  office space, 156m2 storage space and 20 outside parking spaces, effective on 09/01/2013.

(M)       By addendum 13 of 04/28/2016, the Lessee has additionally taken into lease in the building located in Mechelen, Schaliënhoevedreef 20T: 866m2 office space on the 10th floor, and 433m2 on the 9th floor, as well as 30 inside and 10 outside parking spaces, effective on 06/01/2016.

(N)        By addendum 14 of 12/12/2016, the Lessee has additionally taken into lease in the building located in Mechelen, Schaliënhoevedreef 20T: 433m2 on the 9th floor, as well as 16 inside and 5 outside parking space, effective on 01/01/2017.

(O)        By addendum 15 of 07/03/2017, the Lessee has additionally taken into lease in the building located in Mechelen, Schaliënhoevedreef 20T: 866m2 on the 8th floor, as well as 30 inside and 10 outside parking spaces with phased effective from 07/01/2017.

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Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

(P)        The Parties have concluded a principle agreement to amend the Base Lease Agreement and certain addenda. This principle agreement is shown from the email of the Lessee to the Lessor of 05/22/2018 which is attached as Annex 4 to the current Addendum no. 16. This principle agreement will be formalized shortly. There were Addendum no. 16 refers to the agreements of the Parties, reference is also made to the agreements as shown from Annex 4.

(Q)       Parties via this addendum to the Base Lease Agreement (hereinafter referred to as “Addendum no. 16”) wish to additionally make some changes to the Base Lease Agreement as amended by the respective addenda, and this under the terms and conditions as laid down in the current Addendum no. 16.

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Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Given the above, the following is agreed to:

1           Limited scope of current Addendum no. 16

The current Addendum no. 16 forms an addendum to the Base Lease Agreement as amended by the previous addenda and as to be amended by Annex 4. The provisions of the Base Lease Agreement (as amended by all previous addenda and as to be amended by Annex 4) which are not expressly deviated from by this Addendum no. 16 shall thus remain unaffected.

Consequently, the defined terms and concepts of the Base Lease Agreement that are used in this Addendum no. 16 will have the same meaning as in the Base Lease Agreement, unless expressly determined otherwise in this Addendum no. 16.

2           Leased Object

2.1        In the extension of the aforementioned leases, the Lessor hereby provides to the Lessee, who accepts, the following spaces in lease, in the aforementioned building located in 2800 Mechelen, Schaliënhoevedreef 20T:

(a)         approx. 866m2 office space (GLA) on the 7th floor as indicated on the attached floor plan (Annex 1);

(b)        12 inside parking spaces, numbered 351 through 353 and 542 through 550, as indicated on the attached floorplan (Annex 2).

Hereinafter referred to as the “Leased Object”.

2.2        The leased spaces are not guaranteed with regard to surface area in more or less, which constitutes the advantage or disadvantage of the Lessee.

2.3        The Leased Object is leased in “as is” condition as known by the Lessee, with the understanding however that the Lessor commits to make the changes as described in article 6. The Lessee declares to have viewed and inspected the Leased Object.

2.4        An inspection report will be prepared at the expenses of the Lessee by experts agency Thomas Collin, after the performance of the Lessor of the work outlined in article 6. The fee of the expert agency will be borne by the Lessee.

3           Term

3.1        This Addendum no. 16 goes into effect on 07/01/2018 and will end on 12/31/2021.

3.2        Notwithstanding the above, the Lessor from the date of the signing of this Addendum no. 16 by both parties (the “Signing Date”), the Lessor will grant access to the Lessee to the Leased Object, in order to enable the Lessee to ready the Leased Object by the effective date of this addendum.

3.3        The Lessee will have the right to cancel this Addendum no. 16 on 06/30/2012 by registered letter with due observance of a notice period of six months. From 06/30/2021 this addendum may be terminated on a monthly basis, by registered letter with a notice period of one month.

4           Rent

4.1        The annual rent for the totality of areas is:

(a)         for the offices: €145/m2/year or €125,570/year;

(b)         for the interior parking spaces: €875/parking space/year or €10,500/year.

Or in total €136,070/year or €34,017.50/quarter.

4.2        The annual indexation of this rent will take place on 07/01 of each year (and for the first time on 07/01/2019), with as base index April 2018.

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Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

5           Bank guarantee

Within one month after signing of this Addendum, the Lessee will increase the amount of the bank guarantee with an amount of 6 months of rent or €68,035.

6           Modifications

The Lessor undertakes to perform the following work, at its own expense, as soon as possible after the signing of the current agreement, and no later than by 07/01/2018:

(a)         Painting permanent walls where necessary, with repair of small damages.

(b)         Cleaning of floors and installation of new carpet in accordance with the design plan as included in annex 3.

(c)         Removal of built-in cabinets under the windows in the Leased Object.

This work will be specified in the Turn Key Agreement to be signed between the Lessor and the Lessee.

7           Commercial Allowance

7.1        Under commercial title, the Lessor grants the Lessee the following allowance: a budget in the amount of €63,000 (including VAT), to be used at the discretion of the Lessee; this budget will be paid via credit notes on the first rent invoices.

8           General Provision

8.1        For the remainder, all provision of the aforementioned lease agreements of 06/30/1999 and 02/21/2001 and all addenda, as to be amended by Annex 4, will remain integrally in effect, and will also apply to the current agreement, and this insofar as this is not deviated from in this addendum.

8.2        The Lessor will have this addendum registered, whereby the registration fee will be for the account of the Lessee.

8.3        The registration fee is 0.20% and is calculated on the combined amount of the rent and the common costs for the entire term of this agreement. Pro fisco, these common costs that are imposed under this addendum area, are estimated at 5% of the additional rent.

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Thus prepared in triplicate on [hw:] 06/06/2018, whereby each party acknowledged to have received its copy, and one copy is intended for registration.

[signature]	[signature]
Intervest Offices & Warehouses NV	Galapagos NV
the Lessor	the Lessee
[signature]	GLPG
Legal
[signature]

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Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Annexes:

1.          Floorplan Leased Object

2.          Floorplan inside parking spaces

3.          Design plan

4.          Email from the Lessee to the Lessee of 05/22/2018

Annex 1: Floorplan of the Leased Object

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Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Annex 2: Floorplan inside parking spaces

Annex 3: Design plan

Annex 4: email from the Lessee to the Lessor of 05/22/2018

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Prom: Kristophe Lesire	[hw:] Annex 4

Sent: May 22, 2018 11:57 AM

To: Jean-Paul Sols <Jean-Paul.Sols@intervest.be>

Cc: Celine Goossens <Celine.Goossens@intervest.be>; Jeroen Simons <Jeroen.Simons@intervest.be>; Bart Filius

<Bart.Filius@glpg.com>; Xavier Maes <Xavier.Maes@glpg.com>; Piet Wigerinck <Piet.Wigerinck@glpg.com>

Subject: Agreement

Importance: High

Dear Jean Paul,

I am glad a new agreement can be concluded.

Hereby our joint agreement concerning:

The premature termination date of 2020 is eliminated for the contracts of the tower from the contracts.

All penalty clauses will also be eliminated from these contracts.

Galapagos waives its right of first refusal on the 5th floor of the tower.

Galapagos leases the 7th floor from 07/01/2018, end date 12/31/2021.

Galapagos leases the 6th floor proportionally from 01/01/2019, end date 12/31/2021.

Galapagos leases 866m2 on the 1st floor in R&D1 (ex-labcorps) from 07/15/2018, end date 12/31/2021.

Rent from 08/15/2018.*

Galapagos has a right of first refusal on the other 1035m2 on the 1st floor in R&D1 (ex-labcorps) and may take this in lease in a phased manner.

The new addenda will no longer include penalty clauses.

The new end date for all contracts in the tower, including that of labcorps, is 12/31/2021.

*              Rent for space 1/L of lot 1 is €95/m2/year

The restoration of the space 1/L will be performed by Intervest by 07/05/2018 (removal of existing walls, delivery open space, installation of new carpet, painting of walls, optimization of technical facilities and installation of sky lights. If Galapagos would like private interior works (partition walls, data cabling, ….), this work may be performed by Intervest in accordance with the Turn Key Solutions principle (whereby a coordination fee of 10% is charged).

Could you please prepare a contract proposal/addendum to include this agreement?

With regard to +7, I will try to forward the contract so that this work can be started this week.

Thank you in advance.

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